Exhibit 10.7

AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) made as of this 26th day of November, 2012 between BLDG Vernon LLC and Bacael Vernon, LLC, with offices located at c/o BLDG Management Co., Inc., 417 Fifth Avenue, Suite 400, New York, New York 10016 (collectively, hereinafter referred to as “Landlord”), and Zebra Technologies Corporation (hereinafter referred to as ‘Tenant”).

STATEMENT OF FACTS

Landlord and Tenant are presently parties to a lease dated as of the 15th day of May, 1989 (hereinafter, as subsequently amended by the Amendment to Industrial Building Lease dated September 1, 1991, the Amendment to Industrial Building Lease dated April 1, 1993, the Amendment to Industrial Building Lease dated December 1, 1994, the Amendment to Industrial Building Lease dated October 1, 1995, the Amendment to Industrial Building Lease dated June 1, 1996, the Amendment to Industrial Building Lease dated June 2, 1996, and the Amendment to Industrial Building Lease dated July 1, 1999, referred to as the “Lease”), whereby Landlord leases to Tenant and Tenant hires from Landlord certain premises (“demised premises”) in a building known and numbered as 333 Corporate Woods Parkway, Vernon Hills, Illinois upon all of the terms, covenants, conditions, and provisions more particularly contained in the Lease. Landlord and Tenant now desire to amend the Lease, and to otherwise modify the Lease, as hereinafter provided.

NOW, THEREFORE, for Ten ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, Landlord and Tenant hereby agree to the following:

1. Unless the text hereof shall indicate otherwise, the terms commencing with an initial capital letter used herein shall have the meanings ascribed to them in the Lease.

2. The term shall be extended for the period beginning July 1, 2014 and ending June 30, 2015, inclusive, unless sooner terminated pursuant to terms and provisions of the Lease, or pursuant to law.

3. Notwithstanding any provision in the Lease to the contrary, the rental clause of the Lease shall be amended to provide the annual and monthly Base Rent payable by Tenant shall be the following amounts during the following periods:

Period	Annual Base Rent	Monthly Base Rent
7/1/14-6/30/15	$2,532,746.28	$211,062.19

4. Notwithstanding any other provision in the Lease to contrary, Tenant at its sole expense shall maintain at all times during the term:

(a) a policy of commercial general liability and property damage insurance, covering Tenant’s indemnity obligations under this Lease against claims for personal injury, death and/or property damage occurring in or about the premises, the Building and/or the Real Property, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than One Million Dollars ($1,000,000.00) it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability and property damage policy in conjunction with an umbrella liability or excess liability policy;

(b) insurance against loss or damage by fire and such other risks and hazards (including, during the period of construction of any Tenant’s Property and Alterations, casualty insurance in the so-called “Builder’s Risk Completed Value Non-Reporting Form”, burglary, theft and breakage of glass within the premises) as are insurable under the available standard forms of “all risk” insurance policies, to Tenant’s property and Alterations, for the full replacement cost value thereof (including an “agreed amount” endorsement); and

(c) Worker’s compensation insurance, in such amounts as shall be required, from time to time during the Lease term, by the legal requirements of any applicable Legal Authority.

The comprehensive liability policy shall have as an additional insured, until Landlord advises otherwise, BLDG Vernon LLC, Bacael Vernon, LLC, BLDG Management Co., Inc., Lloyd Goldman, Dorian Goldman and Katja Goldman.

5. Tenant represents and warrants that it has dealt with no broker and/or finder in connection with this Amendment other than Jones Lang LaSalle Midwest LLC (“Broker”) and that no broker, other than Broker, negotiated or procured this Amendment or is entitled to any commission in connection herewith. Tenant shall indemnify and hold Landlord harmless from and against any loss, damage, liability, cost or expense, including, without limitation, reasonable attorney’s fees and disbursements, by reason of a breach of or any inaccuracy in the foregoing representations and warranties by Tenant. The provisions of this Paragraph shall survive the expiration or termination of this Amendment.

6. Tenant represents and warrants that it has not assigned or encumbered the Lease nor sublet the Premises; that Landlord is not in default in the fulfillment or performance of any of the terms, covenants, conditions or provisions on Landlord’s part to be fulfilled or performed; and Tenant has no present defense, counterclaim or right of offset against Landlord. By entering into this Amendment, Landlord does not and shall not be deemed to consent to any matter as to which Landlord’s consent is required under the terms of this Lease.

7. Except as otherwise provided herein, all the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect and binding upon the parties hereto, their heirs, administrators, executors and their permitted assigns.

8. This Amendment may not be modified or cancelled orally, nor any of its provisions waived, except by an agreement in writing signed by the party against whom any enforcement of any modification, cancellation or waiver is sought.

9. This Amendment shall inure to the benefit of and bind the parties hereto, their heirs, distributees, executors, administrators, successors and, except as otherwise provided in the Lease, their assigns.

10. Tenant shall pay all Fixed Rent and additional rent to the management company from time to time designated by Landlord. Landlord hereby designates BLDG Management Co., Inc., and Tenant shall make all payments to Landlord’s designee unless and until Landlord notifies Tenant of any change in accordance with the Lease.

11. The person executing this Amendment on behalf of Tenant represents and warrants that Tenant is duly formed under the laws of the State of Delaware and is qualified and authorized to do business in the State of Illinois, that Tenant has the full power and authority to enter into this Amendment and that he or she is duly authorized to execute this Amendment on behalf of Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Amendment as of the day and year first written above.

LANDLORD:
BLDG Vernon LLC and Bacael Vernon, LLC

BY:
Lloyd Goldman, President of the Managing Member

TENANT: Zebra Technologies Corporation

BY:
Name: Michael C. Smiley
Title: CFO

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